Exhibit 99.1

PRESS RELEASE
For more information contact:	FOR IMMEDIATE RELEASE

Gerald Shencavitz
EVP and Chief Financial Officer
(207) 288-3314

Earnings Per Share up 17.5% at Bar Harbor Bankshares

BAR HARBOR, Maine (April 28, 2011) – Bar Harbor Bankshares (the "Company") (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced financial results for the three months ended March 31, 2011. Net income available to common shareholders amounted to $2.9 million, representing an increase of $471 thousand, or 19.6%, compared with the first quarter of 2010. The Company’s diluted earnings per share amounted to $0.74 for the quarter compared with $0.63 in the first quarter of 2010, representing an increase of $0.11, or 17.5%.

The Company’s annualized return on average shareholders’ equity amounted to 11.14% for the quarter, compared with 11.24% in the first quarter of 2010.

A large contributing factor underlying the first quarter increases in net income available to common shareholders and diluted earnings per share was the Company’s repurchase of all shares of its Preferred Stock from the U.S. Department of the Treasury (the "Treasury") in the first quarter of 2010. The Preferred Stock was sold to the Treasury in the first quarter of 2009 as part of the Emergency Economic Stabilization Act of 2008. As a result of the repurchase, in the first quarter of 2010 the Company accelerated the accretion of $496 thousand in preferred stock discount, reducing net income available to common shareholders and diluted earnings per share by $496 and $0.13, respectively. Total preferred stock dividends and accretion of discount amounted to $653 in the first quarter of 2010, compared with none in the current quarter.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, "Considering the continued slow emergence from the national economic recession, characterized by diminished consumer confidence, spotty loan demand, still-high unemployment and depressed real estate markets, we are pleased to announce solid earnings results for the first quarter while maintaining relatively strong asset quality."

Mr. Murphy continued his remarks by saying "During the first quarter we enjoyed a meaningful expansion of our net interest margin and significant earning asset growth, which in turn increased our linked-quarterly net interest income run rate by over $400 thousand, or 5%. In addition, credit quality remained relatively stable during the quarter, highlighted by de minimis loan charge-off experience."

In concluding, Mr. Murphy added, "Given the uncertainties associated with a more meaningful economic recovery, we believe any community bank’s future success will be underpinned by a strongly capitalized balance sheet. In this regard, we believe that we are well positioned for any uncertainties or opportunities that may lie ahead, given our strong regulatory capital ratios and tangible common equity position."

Balance Sheet

Assets: Total assets ended the first quarter at $1.16 billion, up $44.6 million, or 4.0%, compared with December 31, 2010. Asset growth was driven by increases in the Bank’s consumer and commercial loan portfolios, combined with an increase in investment securities.

Loans: Total loans ended the quarter at $727.7 million, up $27.0 million, or 3.9%, compared with December 31, 2010. Loan growth was principally attributed to the Bank’s end-of-quarter purchase of a Maine-based, seasoned portfolio of prime consumer loans amounting to $23.5 million. The Bank’s commercial loan portfolio continued its growth trend during the quarter, posting an increase of $3.2 million or 0.8%, and surpassing $400 million at quarter end.

Credit Quality: Total non-performing loans ended the quarter at $13.6 million, down from $13.7 million at December 31, 2010. One commercial real estate development loan to a local, non-profit housing authority in support of an affordable housing project accounted for $5.2 million of total non-performing loans, unchanged compared with year-end 2010. At March 31, 2011, this loan represented 38.5% of the Bank’s total non-performing loans.

The Bank enjoyed very low loan loss experience during the first quarter, with recoveries on previously charged off loans exceeding total loans charged off by $93, or 0.05% of average loans outstanding. Total loans charged off during the quarter amounted to $30 thousand.

For the three months ended March 31, 2011, the Bank recorded a provision for loan losses of $500 thousand, down $327 thousand on a linked-quarter basis and unchanged compared with the first quarter of 2010. The Bank maintains an allowance for loan losses (the "allowance") which is available to absorb probable losses on loans. The allowance is maintained at a level that, in management’s judgment, is appropriate for the amount of risk inherent in the current loan portfolio and adequate to provide for estimated probable losses. At March 31, 2011, the allowance stood at $9.1 million, up $593 thousand or 7.0% compared with December 31, 2010. The allowance expressed as a percentage of total loans stood at 1.25% at quarter-end, up from 1.21% at December 31, 2010. The increase in the allowance was largely reflective of significant loan growth during the quarter and, to a lesser extent, continued elevated levels of non-performing and potential problem loans.

Securities: Total securities ended the first quarter at $379.6 million, up $21.7 million, or 6.1%, compared with December 31, 2010. Securities purchased during the quarter consisted of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of seasonal swings have varied from year to year, particularly with respect to demand deposits and NOW accounts.

Total deposits ended the first quarter at $704.5 million, down $3.8 million, or 0.5%, compared with December 31, 2010. Demand deposits and NOW accounts experienced a combined seasonal decline of $13.6 million, or 9.5%. This decline was largely offset by a $2.5 million or 1.2% increase in savings and money market accounts, and a $7.4 million or 2.1% increase in time deposits.

Borrowings: Total borrowings ended the first quarter at $347.5 million, up $47.5 million, or 15.8%, compared December 31, 2010. The increase in borrowings was principally used to fund first quarter earning asset growth and, to a lesser extent, fund seasonal deposit outflows.

Capital: At March 31, 2011, the Company and the Bank continued to exceed regulatory requirements for "well-capitalized" financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, "well-capitalized" institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At March 31, 2011, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.03%, 13.39% and 15.25%, respectively.

At March 31, 2011, the Company’s tangible common equity ratio stood at 8.78%, down from 9.01% at December 31, 2010, which was principally attributed to significant first quarter earning asset growth.

Shareholder Dividends: The Company paid a regular cash dividend of $0.27 per share of common stock in the first quarter of 2011, up $0.005 from the prior quarter and representing an increase of $0.01 or 3.8% compared with the first quarter of 2010. As previously announced, the Company’s Board of Directors recently declared a second quarter 2011 regular cash dividend of $0.27 per share of common stock, representing an increase of $0.01 or 3.8% compared with the second quarter of 2010. Based on the March 31, 2011 price of BHB’s common stock, the annualized dividend yield amounted to 3.57%.

Results of Operations

Net Interest Income: For the three months ended March 31, 2011, net interest income on a tax-equivalent basis amounted to $8.7 million, up $408 thousand or 4.9% on a linked-quarter basis and representing an increase of $239 thousand or 2.8% compared with the first quarter of 2010. The net interest margin amounted to 3.21% in the first quarter, representing an expansion of 15 basis points on a linked-quarter basis, principally reflecting a 21 basis point decline in the cost of interest bearing liabilities during the quarter with earning asset yields declining only 2 basis points.

The increase in first quarter net interest income compared with the first quarter of 2010 was attributed to average earning growth of $72.4 million, offset in part by a 13 basis point decline in the net interest margin.

Non-interest Income: For the three months ended March 31, 2011, total non-interest income amounted to $1.7 million, down $178 thousand or 9.3%, compared with the first quarter of 2010.

The decline in first quarter non-interest income was principally attributed to a decline in securities gains net of other-than-temporary impairment ("OTTI") losses. Total first quarter securities gains, net of other-than-temporary impairment losses, amounted to $220 thousand compared with $554 thousand in the first quarter of 2010, representing a decline of $334 thousand, or 60.3%. First quarter 2011 net securities gains were comprised of realized gains on the sale of securities amounting to $785 thousand, largely offset by OTTI losses of $565 thousand on certain available-for-sale, private label, residential mortgage-backed securities.

For the three months ended March 31, 2011, trust and other financial services fees amounted to $779 thousand, up $139 thousand or 21.7% compared with the first quarter of 2010. Reflecting additional new business and continued recovery in the equity markets, at March 31, 2011 assets under management stood at $321.3 million, up $7.1 million or 2.3% on a linked-quarter basis and representing an increase of $44.7 million or 16.2% compared with March 31, 2010.

For the three months ended March 31, 2011, credit and debit card service charges and fees amounted to $288 thousand, up $36 thousand or 14.3% compared with the first quarter of 2010. This increase was principally attributed to continued growth of the Bank’s retail deposit base, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

Non-interest Expense: For the three months ended March 31, 2011, total non-interest expense amounted to $5.5 million, up $330 thousand, or 6.3%, compared with the first quarter of 2010. The increase in non-interest expense was largely attributed to salaries and employee benefits, which were up $165 thousand or 5.6% compared with the first quarter of 2010. The increase in salaries and employee benefits was principally attributed to normal increases in base salaries, as well as changes in staffing levels and mix.

For the three months ended March 31, 2010, furniture and equipment expenses amounted to $418 thousand, up $66 thousand or 18.8% compared with the first quarter of 2010. This increase was principally attributed to higher levels of depreciation and maintenance contract expenses related to a variety of technology upgrades and new technology systems and applications.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the quarter ended March 31, 2011, the Company’s efficiency ratio amounted to 54.0%, which compared favorably to peer and industry averages.

Income Taxes: For the three months ended March 31, 2011, total income taxes amounted to $1.2 million, representing a decline of $50 thousand, or 4.1%, compared with the first quarter of 2010. The decline in income taxes was principally attributed to a $232 thousand decline in income before income taxes, partially offset by a higher effective tax rate in the first quarter of 2011 compared with the first quarter of 2010.

The Company’s effective tax rate amounted to 28.8% for the quarter, compared with 28.4% for the first quarter of 2010. Fluctuations in the Company’s effective tax rate are generally attributed to changes in the level of non-taxable income in relation to taxable income, and income before income taxes, during any given reporting period.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		1st Quarter Average
Balance Sheet Data	3/31/2011	12/31/2010	2011	2010

Total assets	$1,162,484	$1,117,933	$1,134,591	$1,064,569
Total securities	379,585	357,882	383,067	341,973
Total loans	727,658	700,670	700,987	669,602
Allowance for loan losses	9,093	8,500	8,851	8,157
Total deposits	704,543	708,328	717,814	662,569
Total Borrowings	347,500	300,014	307,239	286,558
Shareholders' equity	104,950	103,608	104,451	110,125

	Three Months Ended
Results Of Operations	3/31/2011	3/31/2010

Interest and dividend income	$ 12,678	$ 12,954
Interest expense	4,344	4,896
Net interest income	8,334	8,058
Provision for loan losses	500	500
Net interest income after provision for loan losses	7,834	7,558

Non-interest income	1,732	1,910
Non-interest expense	5,535	5,205
Income before income taxes	4,031	4,263
Income taxes	1,162	1,212

Net income	$ 2,869	$ 3,051
Preferred stock dividends and accretion of discount	---	653
Net income available to common shareholders	$ 2,869	$ 2,398

Share and Per Common Share Data

Period-end shares outstanding	3,841,590	3,774,974
Basic average shares outstanding	3,829,469	3,756,164
Diluted average shares outstanding	3,859,727	3,812,765

Basic earnings per share	$ 0.75	$ 0.64
Diluted earnings per share	$ 0.74	$ 0.63

Cash dividends	$ 0.270	$ 0.260
Book value	$ 27.32	$ 26.40
Tangible book value	$ 26.50	$ 25.56

Selected Financial Ratios

Return on Average Assets	1.03%	1.16%
Return on Average Equity	11.14%	11.24%
Tax-equivalent Net Interest Margin	3.21%	3.34%
Efficiency Ratio (1)	54.0%	52.8%

	At or for the Three Months Ended		At or for the Year Ended
	March 31,		December 31,

	2011	2010	2010
Asset Quality

Net (recoveries) charge-offs to average loans, annualized	(0.05%)	0.09%	0.24%
Allowance for loan losses to total loans	1.25%	1.21%	1.21%
Allowance for loan losses to non-performing loans	67%	83%	62%
Non-performing loans to total loans	1.87%	1.46%	1.95%
Non-performing assets to total assets	1.24%	1.00%	1.28%

Capital Ratios

Tier 1 leverage capital	9.03%	8.93%	9.01%
Tier 1 risk-based capital	13.39%	13.31%	13.57%
Total risk-based capital	15.25%	15.17%	15.41%
Tangible equity to total assets	8.76%	9.14%	8.99%
Tangible common equity (2)	8.78%	9.16%	9.01%

(1)  Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.

(2)  Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

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